Exhibit 99.1

PRESS RELEASE

P10 Schedules Second Quarter 2022 Earnings Release for Thursday, August 11, 2022

Dallas, Texas – July 25, 2022 – P10, Inc. (NYSE: PX), a leading private markets solutions provider, today announced it will release its second quarter 2022 results on Thursday, August 11, 2022 after U.S. markets close.

The company will also host a conference call at 5:00 p.m. Eastern Time on Thursday, August 11, 2022. The call may be accessed here. All participants joining by telephone should dial one of the following numbers, followed by the Participant Access Code provided:

U.S. (toll free): 1-844-200-6205

US (local): 1-646-904-5544

All other locations: +1-929-526-1599

Participant Access Code: 866288

For those unable to participate in the live call, a replay will be made available on P10’s investor relations page at www.p10alts.com.

About P10

P10 is a leading multi-asset class private markets solutions provider in the alternative asset management industry. P10’s mission is to provide its investors differentiated access to a broad set of investment solutions that address their diverse investment needs within private markets. As of March 31, 2022, P10 has a global investor base of over 2,500 investors across 49 states, 53 countries and six continents, which includes some of the world’s largest pension funds, endowments, foundations, corporate pensions and financial institutions. Visit www.p10alts.com.

Ownership Limitations

P10’s Certificate of Incorporation contains certain provisions for the protection of tax benefits relating to P10’s net operating losses. Such provisions generally void transfers of shares that would result in the creation of a new 4.99% shareholder or result in an existing 4.99% shareholder acquiring additional shares of P10.

P10 Press and Investor Contact:

info@p10alts.com